EXHIBIT 2.3



         STOCKHOLDERS' AGREEMENT (this "Agreement"), dated September 10, 2000, between Mikasa, Inc. (the "Company"), J.G. Durand Industries, S.A. (the "Majority Stockholder") and the persons and trusts listed on Annex A hereto. Each such person listed on Annex A hereto (together with the trust listed on Annex A hereto with respect to such person) is sometimes referred to herein as a "Management Stockholder" and together, the "Management Stockholders."

         WHEREAS, the Company, the Majority Stockholder, the Management Stockholders and Mountain Acquisition Corp., a Delaware corporation ("MergerCo"), have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the merger of MergerCo with and into the Company, with the Company as the surviving corporation (the "Merger");

         WHEREAS, immediately following the consummation of the transactions contemplated by the Merger Agreement, the Majority Stockholder and the Management Stockholders will together own all of the shares of the outstanding common stock, par value of $0.01 per share (the "Common Stock"), of the Company (as the surviving corporation in the Merger); and

         WHEREAS, the Company, the Majority Stockholder and each of the Management Stockholders desire, for their mutual benefit and protection, to enter into this Agreement to set forth their respective rights and obligations with respect to the shares of Common Stock, whether issued or acquired in connection with the Merger or issued or acquired thereafter, and any securities that may be issued or distributed or be issuable in respect of any such shares of Common Stock by way of stock dividend, stock split or other distribution, merger, consolidation, exchange offer, recapitalization or reclassification or similar transaction (the "Shares");

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following capitalized terms shall have the meanings set forth below.

     "Accounting Firm" has the meaning set forth in Section 3.14(i).

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this Agreement, the term "control," (including, with correlative meanings, the terms "controlling," "controlled by," and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     "Agreement" has the meaning set forth in the recitals hereto.

     "Annual Dividend" has the meaning set forth in Section 3.14(iii).

     "Beneficial Owner" has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act as in effect on the date hereof. The terms "Beneficial Ownership" and "Beneficially Own" shall have correlative meanings.

     "Board" has the meaning set forth in Section 8.1.

     "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the City of New York.

     "Call" has the meaning set forth in Section 3.1.

     "Cause" means, with respect to the termination of employment of a Senior Manager by the Company, (i) any willful violation by the Senior Manager of this Agreement or his Employment Agreement, if any, that has a material adverse effect on the Company or its Affiliates; (ii) any willful engaging by the Senior Manager, in the Senior Manager's capacity as an employee of the Company, in gross misconduct that has, or is intended to have, a material adverse effect on the Company or its Affiliates; or (iii) any conviction of the Senior Manager of a felony or other serious crime involving moral turpitude; provided, that any act or failure to act of the Senior Manager shall not be considered "willful" unless done or omitted to be done by the Senior Manager not in good faith and without reasonable belief that the Senior Manager's action or omission was in the best interest of the Company.

     "Change in Management Date" means, with respect to a Put or Call exercised pursuant to Section 3.7 or Section 3.8, any date prior to the end of Fiscal Year 2003 on which the employment of the second of two Senior Managers with the Company is terminated for any reason.

     "Commission" means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     "Common Stock" has the meaning set forth in the recitals hereto.

     "Company" has the meaning set forth in the recitals hereto.

     "Control Transaction" means a transaction resulting in: (i) the JGD Group ceasing to Beneficially Own at least 50% of the Voting Power of the Voting Securities of the Majority Stockholder or the Company then outstanding; (ii) the Majority Stockholder ceasing to Beneficially Own 50% of the Voting Power of the Voting Securities of the Company; (iii) the merger, consolidation or other business combination of the Majority Stockholder or the Company with any other Person other than, in the case of the Majority Stockholder, any member of the JGD Group; (iv) the Majority Stockholder or the Company selling, leasing or otherwise transferring 50% or more of its assets to any Person(s); or (v) the liquidation, dissolution or winding-up of the Majority Stockholder or the Company.

     "Control Transaction Date" means, with respect to any Put exercised pursuant to Section 3.12, any date prior to the end of Fiscal Year 2003 on which a definitive agreement with respect to a Control Transaction is executed or announced.

     "Cumulative Net Income Per Share" means, with respect to any Fiscal Year, the net after-tax income of the Company (excluding (i) the amortization of any pushed-down goodwill resulting from the Merger, (ii) any ongoing financing or interest charges (including any fees associated therewith) incurred as a result of a change in the Company's pre-Merger capital structure resulting from the Merger and any one time or extraordinary charges resulting from the Merger,
(iii) any one time or extraordinary charges resulting from any acquisition or disposition of a business, Person or assets by the Company or any of its subsidiaries or any merger, consolidation or other business combination involving the Company after the Effective Time other than acquisition or disposition of assets in the ordinary course of business consistent with past practice, (iv) the impact of any change in the Company's accounting policies or procedures and (v) any expense related to the Incentive Compensation Plan) calculated on a cumulative basis with respect to such Fiscal Year and all the Fiscal Years completed prior to such Fiscal Year, if any, beginning with Fiscal Year 2001, divided by the number of Shares of Common Stock issued and outstanding immediately following the Effective Time.

     "Delivery Date" has the meaning set forth in Section 4.2.

     "Disability" means the physical disability or mental incapacity of a Senior Manager which entitles such Senior Manager to benefits under a long term disability plan of the Company or which would entitle such Senior Manager to benefits if he were a participant in such plan or which would otherwise qualify such Senior Manager for social security disability insurance benefits.

     "Dividend Gross Up" has the meaning set forth in Section 3.14(iii).

     "Drag-Along Notice" has the meaning set forth in Section 4.1.

     "Drag-Along Sale" has the meaning set forth in Section 4.1.

     "Effective Time" has the meaning set forth in the Merger Agreement.

     "Elected Shares" has the meaning set forth in Section 5.2.

     "Employment Agreement" means, with respect to a Senior Manager, the Employment Agreement, if any, between him and the Company, dated the date hereof, and/or any subsequent employment agreement mutually agreed upon between such Senior Manager and the Company.

     "Equity Securities" of any Person, means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests of any Person that is not a corporation, partnership or limited liability company.

     "Excess Pro Rata Portion" has the meaning set forth in Section 5.2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Family Member" has the meaning set forth in Section 2.4.

     "First Six Months Fiscal Year" has the meaning set forth in Section 3.9.

     "Fiscal Year" means a fiscal year of the Company.

     "General Put-Call Price" has the meaning set forth in Section 3.9.

     "Good Reason" means (i) the assignment to the Senior Manager of any duties or responsibilities which are materially inconsistent with the Senior Manager's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by such Senior Manager's Employment Agreement, if any, or as in effect at the time of expiration of such Employment Agreement, if any, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; (ii) a significant reduction by the Company in the compensation (including salary and bonuses) and/or benefits provided to the Senior Manager under his Employment Agreement, if any, or as in effect at the time of expiration of such Employment Agreement, if any; (iii) any material breach or violation of any material provision of this Agreement or the Senior Manager's Employment Agreement, if any, by the Company or the Majority Stockholder which is not cured promptly after receipt by the Company or the Majority Stockholder of written notice from the Senior Manager setting forth the specific breach or violation; or (iv) the Company's requiring the Senior Manager to be based at any office or location outside of northern New Jersey.

     "Incentive Compensation Plan" means the Mikasa, Inc. Incentive Compensation Plan, adopted as of the date hereof.

     "Indemnified Party" shall have the meaning set forth in Section 6.7(ii).

     "Indemnifying Party" shall have the meaning set forth in Section 6.7(ii).

     "JGD Group" means J.G. Durand Industries, S.A., and its Affiliates.

     "Losses" means claims, damages, liabilities, costs (including, without limitation, costs of preparation, investigation and reasonable attorneys' fees and disbursements in connection with any action) and expenses.

     "Majority Stockholder" has the meaning set forth in the recitals hereto.

     "Management Stockholder" has the meaning set forth in the recitals hereto.

     "Merger" has the meaning set forth in the recitals hereto.

     "MergerCo" has the meaning set forth in the recitals hereto.

     "Merger Agreement" has the meaning set forth in the recitals hereto.

     "Merger Consideration" has the meaning set forth in the Merger Agreement.

     "Minimum Guaranteed Amount" means, with respect to a Share, the sum of (i)
(a) the Merger Consideration (as equitably adjusted to reflect changes in the number of Shares resulting from transactions agreed to by the parties that take place as of, or immediately prior to, the Effective Time) minus (b) the aggregate amount of any dividends in respect of such Share the record date for which is following the Effective Time and prior to the payment of the price for the applicable Put or Call and (ii) the Dividend Gross Up, if any, in respect of such Share.

     "Nominee" has the meaning set forth in Section 8.2.

     "Non-Elected Shares" has the meaning set forth in Section 5.2.

     "Notice" has the meaning set forth in Section 3.14.

     "Opinion" has the meaning set forth in Section 4.1.

     "Other Holders" has the meaning set forth in Section 6.l(ii).

     "Other Manager" means George F. Aratani.

     "Period One" has the meaning set forth in Section 3.12.

     "Period One Control Transaction Price" has the meaning set forth in Section 3.12.

     "Period Two" has the meaning set forth in Section 3.12.

     "Permitted Transferee" has the meaning set forth in Section 2.4.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or other agency or political subdivision thereof.

     "Piggyback Registration" means a registration by the Company of Registrable Shares under the Securities Act pursuant to Section 6.1.

     "Pro Rata Portion" has the meaning set forth in Section 5.2.

     "Public Offering Event" has the meaning set forth in Section 9.1.

     "Put" has the meaning set forth in Section 3.1.

     "Registrable Shares" means any Shares; provided, however, that any such securities shall cease to be Registrable Shares to the extent (i) a registration statement with respect to the offer and sale of such securities has been declared effective under the Securities Act and such securities have been disposed of in accordance with the plan of distribution set forth in such registration statement, (ii) such securities have been distributed pursuant to Rule 144 (or any similar provision then in force) under the Securities Act,
(iii) such securities shall have been otherwise transferred and new certificates for them not bearing a legend restricting transfer under the Securities Act shall have been delivered by the Company and they may be publicly resold without registration or qualification of them under the Securities Act or any state securities or blue sky law then in force, or (iv) such securities may be sold by a Management Stockholder pursuant to Rule 144 under the Securities Act (or any similar provision then in force) within any three-month period.

     "Rule 144" means Rule 144 promulgated under the Securities Act.

     "Second Six Months Fiscal Year" has the meaning set forth in Section 3.9.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Selling Holder" means, with respect to a registration statement under the Securities Act in connection with a Piggyback Registration, a holder of Shares whose Registrable Shares are included therein.

     "Senior Manager" means Alfred J. Blake, Raymond B. Dingman or Anthony F. Santarelli, as the case may be.

     "Shares" has the meaning set forth in the recitals hereto.

     "Tag-Along Allotment" has the meaning set forth in Section 5.2.

     "Tag-Along Notice Date" has the meaning set forth in Section 5.3.

     "Tag-Along Sale" has the meaning set forth in Section 5.1.

     "Tag-Along Sale Date" has the meaning set forth in Section 5.3.

     "Tag-Along Sale Notice" has the meaning set forth in Section 5.3.

     "Target Cumulative Net Income Per Share" means, at the end of (i) Fiscal Year 2001, US$26,000,000, (ii) Fiscal Year 2002, US$52,000,000 and (iii) Fiscal
Year 2003, US$78,000,000, in each case divided by the number of Shares issued and outstanding immediately following the Effective Time; provided, that in each case, such figures are subject to reasonable adjustment as mutually agreed by the Majority Stockholder, the Company and the Management Stockholders if necessary to preserve the economic benefits to the parties contemplated by this Agreement in the event (a) any transaction or corporate event occurs which affects the Company's capitalization or (b) any other transaction or corporate event (other than the Merger), including without limitation any other transactions with the Majority Stockholder or any of its Affiliates, outside of the ordinary course of business occurs which could reasonably be expected to have a substantial impact on the Company's Cumulative Net Income Per Share.

     "Taxes" has the meaning set forth in Section 3.14(iii).

     "Terminating Nominee" has the meaning set forth in Section 8.4.

     "Termination Date" means the date upon which a Senior Manager's employment with the Company is terminated for any reason.

     "Transfer" means, with respect to any property, to directly or indirectly sell, hypothecate, give, bequeath, transfer, assign, pledge or in any other way whatsoever encumber or dispose of such property, whether for or without consideration, and whether voluntarily or involuntarily or by operation of law.

     "Transferee" has the meaning set forth in Section 2.1.

     "2003 Put-Call Price" means, with respect to any Share, the sum of (i) the Minimum Guaranteed Amount plus (ii) the product of 8.7 multiplied by a fraction the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for Fiscal Year 2003 over (B) Target Cumulative Net Income Per Share for Fiscal Year 2003 and (b) equals 3.

     "Voting Power" means, with respect to any Voting Securities, the aggregate number of votes attributable to such Voting Securities that could generally be cast by the holders thereof for the election of directors or similar managing persons at the time of determination (assuming such election were then being held).

     "Voting Securities" means, (i) with respect to the Company, the Equity Securities of the Company entitled to vote generally for the election of directors of the Company, (ii) with respect to the Majority Stockholder, the Equity Securities of the Majority Stockholder entitled to vote generally for the election of directors of the Majority Stockholder, and (iii) with respect to any other Person, any securities of or interests in such Person entitled to vote generally for the election of directors or any similar managing person of such Person.

     1.2 Construction and Interpretation.

     (a) The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not any particular provision of this Agreement.

     (b) Where the context so indicates or requires, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be.

     (c) Except as otherwise indicated, references herein to any "Article," "Section," "Annex" or "Schedule" mean an Article or Section of, or an Annex or Schedule to, this Agreement, as the case may be. Except as otherwise indicated, references herein to a "party" or the "parties" refers to a party or the parties, as the case may be, to this Agreement.

     (d) Unless otherwise expressly provided herein, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding," and the word "within" means "from and excluding a specified date and to and including a later specified date."

     (e) All Annexes and Schedules attached to this Agreement or expressly identified herein are incorporated herein by reference and made a part hereof.

                                   ARTICLE II

                                 STOCK TRANSFERS

     2.1 General Restrictions on Transfer. The Management Stockholders agree that they will not Transfer any Shares Beneficially Owned by them (or any interest therein) to another Person (any such Person, a "Transferee"), other than in accordance with all applicable provisions of this Agreement. The Company shall not transfer on its books any Shares to any Person if the relevant Transfer is not made in accordance with all applicable provisions of this Agreement, and any purported Transfer in violation hereof shall be null and void ab initio and of no effect.

     2.2 Agreement to Be Bound. No Transfer of Shares by a Management Stockholder to a Permitted Transferee shall be effective (and the Company shall not transfer on its books any Shares) unless the certificates representing such Shares issued to the Permitted Transferee shall bear the legend provided in
Section 2.3, if such a legend is required by Section 2.3. By accepting any Transfer of Shares, any Permitted Transferee shall be deemed to have agreed to be bound by the terms of this Agreement and to have accepted the rights and obligations set forth hereunder as if it were the transferor of the relevant Shares, and upon the request of the Company such Permitted Transferee shall execute and deliver to the Company an instrument or instruments in form and substance reasonably satisfactory to the Company and the Majority Stockholder confirming that the Permitted Transferee agrees to be bound by the terms of this Agreement and accepts the rights and obligations set forth hereunder as if it were the transferor of the relevant Shares.

     2.3 Legend. In addition to any other legend which may be required by applicable law, each share certificate representing Shares which are Beneficially Owned by the Management Stockholders shall have endorsed on its face the following legend:

            THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER SUCH ACT, OR (II) ANY EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

            IN ADDITION, THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH TRANSFER COMPLIES WITH THE PROVISIONS OF A STOCKHOLDERS' AGREEMENT, DATED SEPTEMBER 10, 2000 (THE "STOCKHOLDERS' AGREEMENT"), A COPY OF WHICH IS ON FILE AND MAY BE INSPECTED AT THE PRINCIPAL OFFICE OF THE COMPANY. NO TRANSFER OF THE SECURITIES WILL BE MADE ON THE BOOKS OF THE COMPANY UNLESS SUCH TRANSFER IS MADE IN COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS' AGREEMENT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO OTHER RIGHTS AND OBLIGATIONS SET FORTH IN SUCH STOCKHOLDERS' AGREEMENT.

To the extent the Company shall be satisfied, in its reasonable discretion, that the circumstances or provisions requiring any of the above legends have ceased to be effective, the Company will upon request reissue certificates without the applicable legend or legends.

     2.4 Permitted Transfers. Each Management Stockholder may only Transfer Shares (i) on such Management Stockholder's death by bequest or inheritance to such Management Stockholder's executors, administrators, testamentary trustees, heirs, legatees or beneficiaries, (ii) to such Management Stockholder's spouse or such Management Stockholder's lineal descendants (by blood or adoption) (hereinafter, a "Family Member"), (iii) to a trust or custodianship the beneficiaries of which may include only such Management Stockholder or Family Members, (iv) to a trust or foundation which is tax-exempt pursuant to Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and which is organized and operated exclusively for charitable purposes (each Person designated in clauses (i) through (iv), a "Permitted Transferee"), (v) to the Majority Stockholder and any of its Affiliates or (vi) as required by applicable law. Each Management Stockholder may also Transfer Shares in accordance with
Article III, Article IV and Article V hereof.

                                   ARTICLE III

                                 PUT-CALL RIGHTS

     3.1 Put-Call Terms. The Majority Stockholder shall have the right (but not the obligation) to purchase the Shares Beneficially Owned by the Management Stockholders (a "Call"), and the Management Stockholders shall have the right (but not the obligation) to cause the Majority Stockholder to purchase such Shares (a "Put"), at the times, upon the terms and subject to the conditions set forth in this Article III.

     3.2 2003 Put-Call. Notwithstanding any other provision of this Article III, following the end of Fiscal Year 2003, the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by any one or more Management Stockholders and each Management Stockholder shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Management Stockholder; provided, that the Notice in respect of each such Call and Put must be given to the Majority Stockholder or Management Stockholder, as applicable, during the sixty-day period following the completion of the audit of the Company's financial statements for Fiscal Year 2003; and provided, further, that each such Call and Put shall be exercised for a price per Share equal to the 2003 Put-Call Price.

     3.3 Death or Disability Termination. If, prior to the end of Fiscal Year 2003, a Senior Manager's employment with the Company shall be terminated as a result of his death or Disability, (i) the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by such Senior Manager and (ii) such Senior Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of each such Call and Put must be given to the Majority Stockholder or Senior Manager, as applicable, during the 180-day period following the Termination Date; and provided, further, that each such Call and Put shall be exercised for a price per Share equal to the General Put-Call Price.

     3.4 Without Cause Termination. If, prior to the end of Fiscal Year 2003, a Senior Manager's employment with the Company shall be terminated by the Company without Cause:

     (i) such Senior Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of such Put must be given to the Majority Stockholder during the sixty-day period following the Termination Date; and provided, further, that the Put shall be exercised for a price per Share equal to the General Put-Call Price; and

     (ii) the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Call shall be exercised for a price per Share equal to the General Put-Call Price; and provided, further, that the Notice in respect of such Call must be given to such Senior Manager:

     (a) during the sixty-day period following the completion of the audit of the Company's financial statements for Fiscal Year 2001, if the Termination Date occurs during Fiscal Year 2001; provided, however, that the Majority Stockholder shall have no such right to Call such Shares if Cumulative Net Income Per Share for Fiscal Year 2001 is at least 70% of Target Cumulative Net Income Per Share for Fiscal Year 2001;

     (b) during the sixty-day period following the Termination Date, if the Termination Date occurs during the first six months of Fiscal Year 2002; provided, however that the Majority Stockholder shall have no such right to Call such Shares if Cumulative Net Income Per Share for Fiscal Year 2001 is at least 70% of Target Cumulative Net Income Per Share for Fiscal Year 2001;

     (c) during the sixty-day period following the completion of the audit of the Company's financial statements for Fiscal Year 2002, if the Termination Date occurs during the second six months of Fiscal Year 2002; provided, however that the Majority Stockholder shall have no such right to Call such Shares if Cumulative Net Income Per Share for Fiscal Year 2002 is at least 75% of Target Cumulative Net Income Per Share for Fiscal Year 2002;

     (d) during the sixty-day period following the Termination Date, if the Termination Date occurs during the first six months of Fiscal Year 2003; provided, however, that the Majority Stockholder shall have no such right to Call such Shares if Cumulative Net Income Per Share for Fiscal Year 2002 is at least 75% of Target Cumulative Net Income Per Share for Fiscal Year 2002; and

     (e) during the sixty-day period following the completion of the audit of the Company's financial statements for Fiscal Year 2003, if the Termination Date occurs during the second six months of Fiscal Year 2003; provided, however, that the Majority Stockholder shall have no such right to Call such Shares if Cumulative Net Income Per Share for Fiscal Year 2003 is at least 85% of Target Cumulative Net Income Per Share for Fiscal Year 2003.

     3.5 Good Reason Termination. If, prior to the end of Fiscal Year 2003, a Senior Manager terminates his employment with the Company for Good Reason, such Senior Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of such Put is given to the Majority Stockholder during the sixty-day period following the Termination Date; and provided, further, that such Put shall be exercised for a price per Share equal to the General Put-Call Price.

     3.6 Without Good Reason Termination. If, prior to the end of Fiscal Year 2003, a Senior Manager terminates his employment with the Company without Good Reason, the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of such Call must be given to the Senior Manager during the sixty-day period following the Termination Date; and provided, further, that such Call shall be exercised for a price per Share equal to the General Put-Call Price.

     3.7 Change in Senior Management Termination. If, prior to the end of Fiscal Year 2003, any two Senior Managers cease to be employed by the Company for any reason other than as a result of the termination of each such Senior Manager's employment by the Company for Cause, each Other Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Other Manager; provided, that the Notice in respect of such Put must be given to the Majority Stockholder during the sixty-day period following the Change in Management Date; and provided, further, that such Put shall be exercised for a price per Share equal to the General Put-Call Price.

     3.8 Change in Senior Management For Cause. If, prior to the end of Fiscal Year 2003, any two Senior Managers cease to be employed by the Company as a result of the termination of each such Senior Manager's employment by the Company for Cause, (i) the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by each Other Manager and (ii) each Other Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Other Manager; provided, that the Notice in respect of each such Call and Put must be given to the Majority Stockholder or Other Manager, as applicable, during the sixty-day period following the Change in Management Date; and provided, further, that each such Call and Put shall be exercised for a price per Share equal to the General Put-Call Price.

     3.9 Calculation of the General Put-Call Price. The General Put-Call Price of a Share in respect of a Put or Call exercised pursuant to Section 3.3,
Section 3.4, Section 3.5, Section 3.6, Section 3.7 or Section 3.8 with respect to a Termination Date or Change in Management Date, as applicable, occurring within the first six months of any Fiscal Year shall equal the sum of (i) the Minimum Guaranteed Amount plus (ii) the product of 8.7 multiplied by a fraction, the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for the last completed Fiscal Year which began after Fiscal Year 2000 and ended prior to the Termination Date or Change in Management Date, as applicable (the "First Six Months Fiscal Year"), over (B) Target Cumulative Net Income Per Share for the First Six Months Fiscal Year and (b) equals the number of completed Fiscal Years taken into account in the calculation of Cumulative Net Income Per Share pursuant to (A) above.

     The General Put-Call Price of a Share in respect of a Put or Call exercised pursuant to Section 3.3, Section 3.4, Section 3.5, Section 3.6, Section 3.7 or
Section 3.8 with respect to a Termination Date or Change in Management Date, as applicable, occurring within the second six months of any Fiscal Year following Fiscal Year 2000 shall equal the sum of (i) the Minimum Guaranteed Amount plus
(ii) the product of 8.7 multiplied by a fraction, the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for the Fiscal Year in which the Termination Date or Change in Management Date, as applicable, occurs (the "Second Six Months Fiscal Year") over (B) Target Cumulative Net Income Per Share for the Second Six Months Fiscal Year and (b) equals the number of completed Fiscal Years taken into account in the calculation of Cumulative Net Income Per Share pursuant to
(A) above.

     3.10 For Cause Termination. If, prior to the end of Fiscal Year 2003, a Senior Manager's employment with the Company shall be terminated by the Company for Cause, the Majority Stockholder shall have the right to Call all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of such Call must be given to the Senior Manager during the sixty-day period following the Termination Date; and provided, further, that such Call shall be exercised for a price per Share equal to the Minimum Guaranteed Amount.

     3.11 Failure to Renew Employment Agreement. If a Senior Manager and the Company fail to execute an agreement with respect to the employment by the Company of such Senior Manager after December 31, 2002, such Senior Manager shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Senior Manager; provided, that the Notice in respect of such Put must be given to the Majority Stockholder during the sixty-day period following the completion of the audit of the Company's financial statements for Fiscal Year 2002; and provided, further, that such Put shall be exercised for a price per Share equal to the sum of (i) the Minimum Guaranteed Amount plus (ii) the product of 8.7 multiplied by a fraction, the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for Fiscal Year 2002 over (B) Target Cumulative Net Income Per Share for Fiscal Year 2002 and (b) equals 2.

     3.12 Control Transaction. Subject to the provisions of Articles IV and V, if, prior to the end of Fiscal Year 2003, a definitive agreement with respect to a Control Transaction is executed or announced, each Management Stockholder shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Management Stockholder; provided, that the Notice in respect of such Put must be given to the Majority Stockholder either (x) during the sixty-day period following the Control Transaction Date ("Period One") or
(y) during the sixty-day period following the completion of the Company's audit for the Fiscal Year in which the Control Transaction Date occurs ("Period Two"); provided, however, that if the Notice is given to the Majority Stockholder on a day that is within both Period One and Period Two, the Management Stockholder shall determine the period in which the Notice was given; and provided, further, that such Put shall be exercised for a price per Share equal to the Minimum Guaranteed Amount plus:

     (i) in the event Notice of such Put is given during Period One, the product of 8.7 multiplied by a fraction, the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for the last completed Fiscal Year which began after Fiscal Year 2000 and ended prior to the Control Transaction Date over (B) Target Cumulative Net Income Per Share for such Fiscal Year and (b) equals the number of completed Fiscal Years taken into account in the calculation of Cumulative Net Income Per Share pursuant to (A) above (the "Period One Control Transaction Price"), or

     (ii) in the event Notice of such Put is given during Period Two, the product of 8.7 multiplied by a fraction, the numerator of which is (a) and the denominator of which is (b), where (a) equals the excess, if any, of (A) Cumulative Net Income Per Share for the Fiscal Year in which the Control Transaction occurs over (B) Target Cumulative Net Income Per Share for such Fiscal Year and (b) equals the number of completed Fiscal Years taken into account in the calculation of Cumulative Net Income Per Share pursuant to (A) above.

     3.13 Purchase Right. Unless otherwise agreed in writing by the applicable Management Stockholder, in the event that any Management Stockholder continues to Beneficially Own Shares on the sixty-first day following the completion of the audit of the Company's financial statements for Fiscal Year 2003 and no Notice has been given pursuant to this Article III or Section 4.5 during the immediately preceding sixty-day period with respect to such Management Stockholder's Shares, all of such Management Stockholder's Shares shall be automatically purchased by the Majority Stockholder within five Business Days thereafter for a price per Share equal to the 2003 Put-Call Price and the aggregate purchase price for such Management Stockholder's Shares shall be paid to such Management Stockholder in a lump sum cash payment on such date of purchase.

     3.14 General. The parties agree that the following terms shall be applicable to the exercise of a Put or Call pursuant to Section 3.2 through
Section 3.12 and Section 4.5 hereof and any purchase of Shares pursuant to
Section 3.13 hereof:

     (i) The audit of the Company's financial statements for any Fiscal Year shall be completed as soon as reasonably practicable and in no event later than ninety days following the end of the relevant Fiscal Year and must be performed by a nationally recognized accounting firm mutually agreed upon by the Senior Managers, the Company and the Majority Stockholder (the "Accounting Firm"); provided, that if the Senior Managers, the Company and the Majority Stockholder cannot agree upon an accounting firm, the Senior Managers, the Company and the Majority Stockholder shall each appoint a nationally recognized accounting firm which firms shall select a nationally recognized accounting firm which shall then be the Accounting Firm.

     (ii) A party exercising a Put or Call pursuant to this Article III or
Section 4.5 shall exercise such right by giving to the other party a written notice (the "Notice") in accordance with the relevant provisions hereof specifying such party's intent to Put or Call Shares Beneficially Owned by the relevant Management Stockholder. The effective date on which a Put or Call is exercised pursuant to such Notice shall be the tenth Business Day following the later of (a) the date on which such Notice is given to the Majority Stockholder or Management Stockholder, as applicable, and (b) the completion of the audit of the Company's financial statements for the last Fiscal Year with respect to which the exercise price for such Put or Call is calculated, if any; provided, however, that the effective date of exercise of a Put exercised pursuant to
Section 4.5 must be prior to the Drag-Along Sale Date. Notwithstanding the prior sentence, the effectiveness of, and the obligation of the Majority Stockholder to honor, the exercise of a Put exercised pursuant to Section 3.12 shall be subject to the consummation of the Control Transaction and the effective date of such Put shall be the later of (x) the date determined pursuant to the immediately preceding sentence and (y) the date of the consummation of the Control Transaction; provided, however, that a Management Stockholder may exercise any other Put right he may have pursuant to this Article III or Section
4.5 prior to the effectiveness of a Put exercised pursuant to Section 3.12 notwithstanding any Notice he may have given under Section 3.12. The aggregate exercise price shall be paid to the relevant Management Stockholder in a lump sum cash payment on the effective date of exercise of a Put or Call pursuant to this Article III or Section 4.5.

     (iii) (a) The term "Dividend Gross Up" means, with respect to a Share, the amount equal to the sum of (A) the excess, if any, of (I) all U.S. federal, state and local income taxes and/or any foreign taxes applicable because of the residence or citizenship of the Management Stockholder ("Taxes") required to be paid by the Management Stockholder with respect to any and all Annual Dividends on such Share over (II) the Taxes the Management Stockholder would have been required to pay if an amount equal to such Annual Dividends had been paid to the Management Stockholder as part of the purchase price for such Share pursuant to the applicable Put or Call and (B) an additional amount such that the net amount retained by the Management Stockholder after the payment of all Taxes on the amounts described in this Section 3.14(iii) is equal to the amount described in clause (A) of this Section 3.14(iii).

     (b) The Dividend Gross Up shall be determined by the Accounting Firm. The tax rate to be used to determine the Dividend Gross Up shall be each Management Stockholder's actual marginal tax rate for each applicable tax year.

     (c) The term "Annual Dividend" means, with respect to a Share, the aggregate dividends received by a Management Stockholder in any one Fiscal Year on or after the Effective Time and prior to the payment of the price for the applicable Put or Call in excess of $.20 per Share (as equitably adjusted to reflect changes in the number of Shares resulting from transactions agreed to by the parties that take place as of, or immediately prior to, the Effective Time).

     (iv) The Management Stockholders, the Majority Stockholder and the Company shall provide the Accounting Firm with all information reasonably required by the Accounting Firm to make any determination required to be made by it under this Agreement. Any assumptions not specified herein required to be used by the Accounting Firm in determining the Dividend Gross Up shall be made by the Accounting Firm in a reasonable manner that is intended to effectuate the purposes of this Agreement. In making such determination, with respect to any matter which is uncertain, the Accounting Firm shall adopt the position which it believes more likely than not would be adopted by the Internal Revenue Service. The Accounting Firm shall provide detailed supporting calculations with respect to its determination to the Company, the Majority Stockholder and the relevant Management Stockholder; provided, that the Accounting Firm shall not provide the Company or the Majority Stockholder with the actual tax returns of the Management Stockholder or any information concerning the Management Stockholder that it is not reasonably necessary for the Company to fully understand the basis for such determination. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm hereunder shall be final, binding and conclusive upon the Company, the Majority Stockholder and the Management Stockholder, absent manifest error.

     (v) Any amounts payable pursuant to this Article III shall be subject to such income or employment tax withholding as may be required under any provision of U.S. federal, state or local tax law or any foreign tax law applicable because of the residence or citizenship of the applicable Management Stockholder, if any.

     (vi) The Accounting Firm shall determine the exercise price with respect to any Put or Call exercised pursuant to Section 3.2 through Section 3.12 and
Section 4.5 hereof and the purchase price with respect to any purchase of Shares pursuant to Section 3.13 hereof.

                                   ARTICLE IV

                                DRAG-ALONG RIGHTS

     4.1 Drag-Along Rights. Subject to the provisions of Section 4.3 and Section 4.4, if the Majority Stockholder desires to sell more than 85% of the Shares Beneficially Owned by it in good faith to an independent purchaser that is not an Affiliate of the Majority Stockholder in an arms'-length negotiated transaction, and said Transferee desires to acquire all or substantially all of the issued and outstanding Shares upon the same terms and conditions as such Transferee agreed to with the Majority Stockholder, each Management Stockholder agrees to sell (a "Drag-Along Sale"), at the Majority Stockholder's request, a proportion of the Shares Beneficially Owned by him to said Transferee (or to vote all of such Shares in favor of any merger or other transaction which would effect a sale of such Shares and waive all applicable dissenters or similar rights) equal to the proportion of Shares Beneficially Owned by the Majority Stockholder which are to be sold in the relevant transaction as specified in the applicable Drag-Along Notice, at the same price, at the same time and on the same terms and conditions as the Majority Stockholder shall have agreed to with such Transferee with respect to the Majority Stockholder's Shares. In the event a Drag-Along Sale is to be required, the Majority Stockholder shall give written notice (the "Drag-Along Notice") of such sale to the Management Stockholders not more than thirty or less than fifteen days prior to the proposed date of the Drag-Along Sale (the "Drag-Along Sale Date") including (i) the proposed amount of consideration to be received by the Beneficial Owners of Shares, (ii) the name and address of the Transferee, (iii) the date of the proposed Transfer,
(iv) the number of Shares Beneficially Owned as of the close of business on the day immediately prior to the date of delivery of the Drag-Along Notice by the Management Stockholder to whom the notice is sent, (v) confirmation that the Transferee has agreed to purchase the Management Stockholders' Shares in accordance with the terms hereof, (vi) the Opinion and (vii) any other material terms and conditions of the proposed Transfer.

     4.2 Delivery of Certificates. On the date that is at least one Business Day before the Drag-Along Sale Date (the "Delivery Date"), each Management Stockholder shall deliver a certificate or certificates for all of his Shares to be included in such Drag-Along Sale duly endorsed for Transfer, free and clear of any lien, claim, encumbrance, charge or security interest of any kind to such Transferee in the manner and at the address indicated in the Drag-Along Notice against delivery of the purchase price for such Management Stockholder's Shares.

     4.3 Consideration. The provisions of this Article IV shall only apply if cash is one of the forms of consideration to be received in the Drag-Along Sale and the Management Stockholder has the right, in his sole discretion, to receive cash as the sole form of consideration he will receive for his Shares.

     4.4 Cooperation. Each Management Stockholder participating in a Drag-Along Sale shall make commercially reasonable efforts to cooperate in good faith with the Majority Stockholder in connection with the consummation of a Drag-Along Sale; provided, that a Management Stockholder shall not be required to (i) make any representations or warranties other than standard representations concerning ownership of his Shares or (ii) agree to indemnify any Person except with respect to such Management Stockholder's own actions and disclosures; and provided, further, that a Management Stockholder's total liability pursuant to any such indemnity in connection with a Drag-Along Sale shall not exceed the net proceeds received by such Management Stockholder in such Drag-Along Sale.

     4.5 Put Right. Notwithstanding any other provision of this Article IV, in the event the Majority Stockholder's sale to which the Drag-Along Sale relates would constitute a Control Transaction, each Management Stockholder shall have the right to Put all (but not less than all) of the Shares Beneficially Owned by such Management Stockholder; provided, that the Notice in respect of such Put must be given to the Majority Stockholder during the period beginning on the date of the Management Stockholder's receipt of the Drag-Along Notice and ending on the fifth Business Day immediately prior to the Delivery Date; and provided, further, that the Put shall be exercised for a price per Share equal to the Period One Control Transaction Price.

                                   ARTICLE V

                                TAG-ALONG RIGHTS

     5.1 Right to Participate in Sale. In the event that the Majority Stockholder shall determine to sell Shares Beneficially Owned by it to a third party or third parties excluding any member of the JGD Group, each Management Stockholder shall have the right to sell in such transaction, on the same terms and conditions as apply to the sale of the Majority Stockholder's Shares (a "Tag-Along Sale"), a number of such Management Stockholder's Shares not to exceed such Management Stockholder's Tag-Along Allotment.

     5.2 Tag-Along Allotment. The maximum number of Shares that a Management Stockholder shall be entitled to include in such Tag-Along Sale pursuant to
Section 5.1 (the "Tag-Along Allotment") shall be the sum of (i) the Pro Rata Portion and (ii) the Excess Pro Rata Portion of his Shares. For purposes of this
Article V, "Pro Rata Portion" shall mean, with respect to Shares Beneficially Owned by a Management Stockholder or Majority Stockholder, as the case may be, a number equal to the product of (a) the total number of such Shares then Beneficially Owned by the Management Stockholder or the Majority Stockholder, as the case may be, and (b) a fraction, the numerator of which shall be the total number of such Shares proposed to be acquired by the Transferee as set forth in the Tag-Along Sale Notice and the denominator of which shall be the total number of such Shares then issued and outstanding (including such Shares proposed to be sold by the Majority Stockholder); provided, however, that any fraction of a Share resulting from such calculation shall be disregarded for purposes of determining the Pro Rata Portion. For purposes of this Article V, "Excess Pro Rata Portion" shall mean, with respect to Shares Beneficially Owned by a Management Stockholder or the Majority Stockholder, as the case may be, a number equal to the product of (x) the number of Non-Elected Shares and (y) a fraction, the numerator of which shall be such Management Stockholder's Pro Rata Portion with respect to such Shares, and the denominator of which shall be the sum of
(1) the aggregate Pro Rata Portions with respect to the shares of Common Stock of all of the Management Stockholders that have elected to exercise in full their rights to sell their Pro Rata Portion of Shares, and (2) the Majority Stockholder's Pro Rata Portion of Shares (the aggregate amount of such denominator is hereinafter referred to as the "Elected Shares"). For purposes of this Article V, "Non-Elected Shares" shall mean the excess, if any, of the total number of Shares proposed to be acquired by a Transferee as set forth in the Tag-Along Sale Notice, less the amount of Elected Shares. Notwithstanding the foregoing, if the consummation of the sale by the Majority Stockholder to which the Tag-Along Sale relates would result in the proportion of issued and outstanding Shares Beneficially Owned by the Majority Stockholder equaling less than 50% of the proportion of issued and outstanding Shares Beneficially Owned by the Majority Stockholder immediately following the Effective Time (before application of the provisions of this Section 5.2), each Management Stockholder's Tag-Along Allotment with respect to such Tag-Along Sale shall be deemed to be equal to 100% of the number of Shares Beneficially Owned by such Management Stockholder as of the close of business on the day immediately prior to the Tag-Along Notice Date.

     5.3 Sale Notice. The Majority Stockholder shall provide each Management Stockholder with written notice (the "Tag-Along Sale Notice") not more than sixty days nor less than twenty days prior to the proposed date (the "Tag-Along Sale Date") of the Tag-Along Sale. Each Tag-Along Sale Notice shall be accompanied by a copy of any written agreement relating to the Tag-Along Sale and shall set forth (i) the name and address of each proposed Transferee of Shares in the Tag-Along Sale; (ii) the number of Shares proposed to be sold by the Majority Stockholder; (iii) the proposed amount and form of consideration to be paid for such Shares and the terms and conditions of payment offered by the proposed Transferees; (iv) the aggregate number of Shares Beneficially Owned by the Management Stockholder as of the close of business on the day immediately prior to the date of delivery of the Tag-Along Sale Notice (the "Tag-Along Sale Notice Date"); (v) the Management Stockholder's Tag-Along Allotment assuming such Management Stockholder elected to include the maximum number of Shares possible in the Tag-Along Sale; (vi) confirmation that the Transferee has been informed of the rights provided for in this Article V and has agreed to purchase Shares in accordance with the terms hereof; and (vii) the Tag-Along Sale Date.

     5.4 Tag-Along Notice. (i) Any Management Stockholder wishing to participate in the Tag-Along Sale shall provide written notice (the "Tag-Along Notice") to the Majority Stockholder no more than fifteen days after delivery of the Tag-Along Sale Notice. The Tag-Along Notice shall set forth the number of Shares that such Management Stockholder elects to include in the Tag-Along Sale, which shall not exceed such Management Stockholder's Tag-Along Allotment. The Tag-Along Notice given by any Management Stockholder shall constitute such Management Stockholder's binding agreement to sell the Shares specified in the Tag-Along Notice on the terms and conditions applicable to the Tag-Along Sale; provided, however, that in the event that there is any material change in the terms and conditions of such Tag-Along Sale applicable to a Management Stockholder after such Management Stockholder gives his Tag-Along Notice, then, notwithstanding anything herein to the contrary, such Management Stockholder shall have the right to withdraw from participation in the Tag-Along Sale with respect to all of the Shares referred to in his Tag-Along Notice. If the Transferee does not consummate the purchase of all of the Shares requested to be included in the Tag-Along Sale by any Management Stockholder on the same terms and conditions applicable to the Majority Stockholder, then the Majority Stockholder shall not consummate the Tag-Along Sale of any of its Shares to such Transferee, unless the Shares of all Management Stockholders and the Majority Stockholder in the Tag-Along Sale are reduced or limited pro rata in proportion to the respective number of Shares actually sold in any such Tag-Along Sale and all other terms and conditions of the Tag-Along Sale are the same for each Management Stockholder participating therein and the Majority Stockholder.

     (ii) If a Tag-Along Notice from any Management Stockholder is not given to the Majority Stockholder within the fifteen day period specified above, the Majority Stockholder shall have the right to consummate the Tag-Along Sale without the participation of such Management Stockholder, but only on terms and conditions which are no more favorable in any material respect to the Majority Stockholder than as stated in the Tag-Along Sale Notice and only if such Tag-Along Sale occurs on a date within 120 days of the Tag-Along Sale Notice Date.

     5.5 Delivery of Certificates. On the Tag-Along Sale Date, each participating Management Stockholder shall deliver a certificate or certificates for the Shares to be sold by such Management Stockholder in connection with the Tag-Along Sale, duly endorsed for transfer free and clear of any lien, claim, encumbrance, charge or security interest of any kind to the Transferee in the manner and at the address indicated in the Tag-Along Notice against delivery of the purchase price for such participating Management Stockholder's Shares.

     5.6 Not Applicable to Drag-Along Sales. The provisions of this Article V shall not apply to any transaction in connection with which the Majority Stockholder exercises its rights pursuant to Section 4.1.

     5.7 Cooperation. Each Management Stockholder participating in a Tag-Along Sale shall make commercially reasonable efforts to cooperate in good faith with the Majority Stockholder in connection with the consummation of the Tag-Along Sale, including, without limitation, by executing an agreement in respect of the Tag-Along Sale containing customary representations, warranties, indemnities and agreements.

     5.8 Put Right. Notwithstanding any other provision of this Article V, in the event the Majority Stockholder's sale to which the Tag-Along Sale relates would constitute a Control Transaction, each Management Stockholder shall have the right to exercise either his rights pursuant to this Article V, his rights pursuant to Section 3.12 or his rights under both Article V and Section 3.12 (in the latter case, with respect to the Shares not included in the Tag-Along Sale pursuant to Article V), in his sole discretion.

                                   ARTICLE VI

                               REGISTRATION RIGHTS

     6.1 Piggyback Registration. (i) If the Company at any time proposes to register any securities under the Securities Act, whether or not for sale for its own account, on a form and in a manner which would permit registration of Registrable Shares for a public offering under the Securities Act (other than a registration statement on Form S-4 or Form S-8 or any successor form thereto), the Company shall give written notice of the proposed registration to each Management Stockholder at least fifteen days prior to the filing thereof, and each Management Stockholder shall have the right to request that all or any part of his Registrable Shares of the same class or series of the securities proposed to be registered by the Company be included in such registration by giving written notice to the Company within fifteen days after the delivery of such notice by the Company. If the registration statement is to cover an underwritten offering, such Registrable Shares shall be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters.

     (ii) Priority on Piggyback Registrations. If a Piggyback Registration relates to an underwritten primary offering of securities and the underwriters of such offering determine in their good faith judgment that the aggregate number of securities which the Company, the Selling Holders and all other eligible security holders of the Company (the "Other Holders") propose to include in such offering exceeds the maximum number of securities that can reasonably be expected to be sold within a price range acceptable to the Company, the Company will include in such registration, first, the securities which the Company proposes to sell and, second, the securities of such Selling Holders and Other Holders on a pro-rata basis among all such Selling Holders and Other Holders, taken together, based on the number of securities of the Company requested to be included by all Selling Holders and Other Holders who have requested that securities owned by them be so included (it being agreed and understood, however, that such managing underwriters shall have the right to eliminate entirely the participation in such offering by all Selling Holders and Other Holders).

     (iii) Underwriters. Shares proposed to be registered and sold for the account of any Selling Holder pursuant to a Piggyback Registration shall be sold to prospective underwriters selected or approved by the Company, on the terms and subject to the conditions of one or more underwriting agreements negotiated between the Company, the Selling Holders and Other Holders participating in such registration, and such prospective underwriters. The Selling Holders shall be permitted to withdraw all or a part of the securities held by such Selling Holders which were to be included in such Piggyback Registration at any time prior to the effective date of the registration.

     (iv) Compliance. Notwithstanding any other provisions hereof, the Company shall use its best efforts to ensure that (a) any registration statement filed in connection with a Piggyback Registration, and any amendment thereto, and any prospectus forming a part thereof, and any supplement thereto, complies in all material respects with the Securities Act, (b) any registration statement filed in connection with a Piggyback Registration, and any amendment thereto, does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and (c) any prospectus forming part of any registration statement filed in connection with a Piggyback Registration, and any supplement to such prospectus, does not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     6.2 Registration Statement. In connection with any Piggyback Registration pursuant to this Agreement, the Company will furnish each Selling Holder and each underwriter, if any, with a copy of the registration statement and all amendments thereto and will supply each such Selling Holder with copies of any prospectus included therein (including a preliminary prospectus and all amendments and supplements thereto), in each case including all exhibits, and such other documents as may be reasonably requested, in such quantities as may be reasonably necessary for the purposes of the proposed offer and sale covered by such registration (the Company hereby consenting to the use in accordance with all applicable law of each such registration statement or amendment or post-effective amendment thereto, and each such prospectus or preliminary prospectus or supplement thereto). In connection with any Piggyback Registration, the Company will, at the request of the managing underwriter with respect thereto or, if not an underwritten offering, at the request of the Selling Holders, use its best efforts to register or qualify the Registrable Shares covered by such Piggyback Registration for sale under the securities laws of such states as is required to permit the offer and sale of such Registrable Shares as contemplated by the applicable registration statement and to keep each such registration or qualification effective during the period such registration statement is required to be kept effective and to do such other acts or things reasonably necessary to enable the disposition in such jurisdictions of the securities covered by the applicable registration statement in accordance with the securities laws of such jurisdictions. In connection with any offering of Registrable Shares registered pursuant to this Agreement, the Company shall (i) furnish each Selling Holder, at the Company's expense and at least three Business Days prior to the sale of any Registrable Shares, with unlegended certificates in a form eligible for deposit with The Depository Trust Company representing ownership of the Registrable Shares which are sold pursuant to the registration statement, in such denominations and registered in such names as the managing underwriter, if any, or such Selling Holder shall reasonably request, and (ii) instruct the transfer agent and registrar of the Shares to release any stop transfer orders with respect to the Registrable Shares so sold.

     6.3 Registration Procedures. In connection with the Company's obligations to effect a Piggyback Registration pursuant to Section 6.1, the Company will as expeditiously as is practicable:

     (i) prepare and file with the Commission such amendments and post-effective amendments to the registration statement with respect to such Shares and such supplements to the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the offer and sale of all securities covered by such registration statement, in accordance with the terms hereof;

     (ii) cause all Registrable Shares covered by the registration statement to be listed on each securities exchange on which identical securities issued by the Company are then listed or are to be listed if requested by the Selling Holders holding a majority in number of the Registrable Shares covered by such registration statement or the managing underwriters, if any, and cooperate and assist in any filings required to be made with any such securities exchange or other regulatory body in connection therewith or otherwise;

     (iii) notify each Selling Holder and the managing underwriter, if any, promptly (and in any event within two Business Days): (a) when any registration statement, prospectus or any supplement or amendment thereto has been filed, and with respect to the registration statement or any post-effective amendment, when the same has become effective; (b) of any request by the Commission or any other federal or state governmental authority for any amendments or supplements to any registration statement or prospectus or for additional information; (c) of the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
(d) if, at any time prior to the closing contemplated by an underwriting agreement entered into in connection with such registration statement, that the representations and warranties of the Company contained in such agreement cease to be true and correct; (e) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; (f) of the happening of any event which makes any statement made in the registration statement, the prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which requires the making of any changes in the registration statement, the prospectus or any document incorporated therein by reference in order to make the statements therein not misleading; and (g) of the Company's reasonable determination that a post-effective amendment to any registration statement would be required;

     (iv) use its best efforts to prevent the issuance of any order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of a prospectus or suspending the qualification of any of the Shares included therein for sale in any jurisdiction and, in the event of the issuance of any stop order suspending the effectiveness of the registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Shares included in such registration statement for sale in any jurisdiction, use its best efforts to promptly obtain the withdrawal of any such order;

     (v) furnish to each Selling Holder and the managing underwriters, if any, at the Company's expense, one signed copy of the registration statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

     (vi) as promptly as practicable, if required, based on the advice of the Company's counsel, or, if necessary, upon the occurrence of any event contemplated by Section 6.3(iii) hereof, prepare and file a supplement or post-effective amendment to the registration statement, the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Shares, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading;

     (vii) provide and cause to be maintained a transfer agent and registrar for all Registrable Shares covered by such registration statement from and after a date not later than the effective date of such registration statement;

     (viii) use its reasonable best efforts to provide a CUSIP number for the Registrable Shares covered by such registration statement, not later than the effective date of such registration statement;

     (ix) use its reasonable best efforts to (a) obtain opinions of counsel to the Company (which counsel and opinions shall be reasonably satisfactory to the managing underwriters, if any, and the Selling Holders), and updates thereof addressed to the managing underwriters, if any, and the Selling Holders, covering the matters customarily covered in opinions provided in underwritten offerings and such other matters as may be reasonably requested by the underwriters, if any, or the Selling Holders; and (b) obtain "cold comfort" letters and updates thereof (which letters and updates shall be reasonably satisfactory to the managing underwriters, if any, and the Selling Holders) from the Company's independent certified public accountants addressed to the Selling Holders and managing underwriters, if any (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the registration statement), such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by accountants in connection with underwritten offerings and such other matters as the underwriters, if any, or the Selling Holders shall reasonably request. The above shall be done at each closing under such underwriting or similar agreement or as and to the extent required thereunder or, if not an underwritten offering, as otherwise reasonably requested by the Selling Holders;

     (x) make available for inspection by a representative of the holders of a majority of the Registrable Shares being sold and any attorneys or accountants retained by such holders (and, to the extent reasonably requested, furnish copies), in connection with the preparation of a registration statement pursuant to this Agreement, all financial and other records and pertinent corporate documents and properties of the Company, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative(s), attorney(s) or accountant(s) in connection with such registration;

     (xi) enter into such agreements reasonably requested by the Selling Holders (including, as applicable, an underwriting agreement in form, scope and substance as is customary in similar offerings and is reasonably satisfactory to the Company) and take all such other customary and reasonable actions in connection therewith (including such customary and reasonable actions as may be requested by the managing underwriters, if any) in order to expedite or facilitate the disposition of the Registrable Shares, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration:

     (a) make such representations and warranties to the Selling Holders and the underwriters, if any, with respect to the business of the Company and the registration statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings and confirm the same, if and when reasonably requested; and

     (b) deliver such documents and certificates as may be reasonably requested by the holders of a majority of the Registrable Shares being included in the registration statement or the managing underwriters, if any, to evidence compliance with clause (a) above and with any provisions contained in the underwriting agreement or other similar agreement entered into by the Company.

     The above shall be done at each closing under such underwriting or similar agreement or, if not an underwritten offering, when otherwise reasonably requested by the Selling Holders.

     (xiii) if requested by the managing underwriter in an underwritten offering of Registrable Shares, use reasonable efforts to cause each holder of ten percent (10%) or more of the securities of the same class as the securities included in such underwritten offering, or any securities convertible into or exchangeable or exercisable for such securities, in each case purchased from the Company at any time after the date of this Agreement (other than in a registered public offering) to agree not to effect any public or private sale or distribution or otherwise dispose (including sales pursuant to Rule 144 promulgated under the Securities Act) of any such securities during the ten days prior to and the ninety days after such underwritten offering has been completed (except as part of such underwritten registration, if otherwise permitted), unless the underwriters managing such registration otherwise agree;

     (xiv) if requested, furnish each Selling Holder with a copy (or a reasonable number of copies, as requested) of the registration statement (together with the exhibits thereto) and each amendment thereto prior to the filing thereof with the Commission;

     (xv) if requested by the managing underwriters, if any, or a Selling Holder, promptly incorporate in a prospectus, supplement or post-effective amendment such information as the managing underwriters, if any, or such Selling Holder reasonably requests to be included therein relating to the sale of the Registrable Shares, including, without limitation, information with respect to the number of Registrable Shares being sold to underwriters, the purchase price being paid therefor by such underwriters or such Selling Holders and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering; and make all required filings of such prospectus, supplement or post-effective amendment promptly following notification of the matters to be incorporated in such supplement or post-effective amendment;

     (xvi) upon the occurrence of any event that would cause a registration statement (a) to contain a material misstatement or omission or (b) to be not effective and usable for the offer and sale of Registrable Shares, the Company shall promptly file an amendment to such registration statement, in the case of clause (a), correcting any such misstatement or omission and, in the case of either clause (a) or (b), use its commercially reasonable efforts to cause such amendment to be declared effective and such registration statement to become usable as soon as reasonably practicable thereafter;

     (xvii) otherwise use its reasonable best efforts to (a) comply with all applicable rules and regulations of the Commission and to take all other steps reasonably necessary to effect the registration of the Registrable Shares covered by such registration statement as contemplated hereby, and (b) make available to its security holders an earnings statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule thereto) no later than forty-five days after the end of any twelve-month period (or ninety days after the end of any twelve-month period if such period is a fiscal year) (or in each case within such extended period of time as may be permitted by the Commission for filing the applicable report with the Commission) (A) commencing at the end of any fiscal quarter in which Shares are sold to underwriters in a firm commitment or best efforts underwritten offering and (B) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Company after the effective date of a registration statement, which statements shall cover said twelve-month periods; and

     (xviii) in connection with any underwritten offering, cooperate with all marketing efforts reasonably requested by the managing underwriter or managing underwriters in connection with the sale of the Shares, including, without limitation, participation in a reasonable number of road-show presentations and other marketing activity by members of the Company's senior management and other employees of the Company requested by such managing underwriter or managing underwriters.

     6.4 Holdback Agreements. The Company and each Management Stockholder agrees, if requested (pursuant to a timely written notice) by the managing underwriter or underwriters in an underwritten offering effected in connection with a Piggyback Registration, not to effect any public sale or distribution of any of the Company's Shares, including a sale pursuant to Rule 144, except as part of such underwritten offering, during the period beginning ten days prior to, and ending one hundred and eighty days after, the closing date of the underwritten offering made pursuant to such registration statement. The foregoing provisions shall not apply to the Company or any holder of Registrable Shares if such Person is prevented by applicable law or regulation from entering into any such agreement; provided, however, that any such Person shall undertake not to effect any public sale or distribution of the class of securities covered by such registration statement (except as part of such underwritten offering) during such period unless it has provided sixty days' prior written notice of such sale or distribution to the managing underwriter.

     6.5 Registration Expenses. All expenses, disbursements and fees incurred by the Company and the Selling Holders in connection with carrying out their obligations under this Article VI, including, but not limited to, (i) the reasonable and documented fees and expenses of one law firm (plus local counsel) for the Selling Holders, (ii) all registration, filing fees and expenses (including fees with respect to filings made with any securities exchange and the fees and expenses of any "qualified independent underwriter" and its counsel, as may be required by the rules and regulations of any securities exchange), (iii) fees and expenses of compliance with state securities or blue sky laws (including fees and disbursements of counsel for the underwriters or Selling Holders in connection with blue sky qualifications of the Registrable Shares and determinations of their eligibility for investment under the laws of such jurisdiction as the managing underwriters or holders of a majority of the Registrable Shares being sold may designate), (iv) printing expenses (including printing certificates for the Registrable Shares to be sold and the registration statements and prospectuses), messenger and delivery expenses, duplication, word processing, and telephone expenses, (v) fees and disbursements of counsel for the Company, (vi) fees and disbursements of all independent certified public accountants of the Company incurred in connection with such registration (including the expenses of any special audit and "cold comfort" letters incident to such registration) and fees and disbursements of underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Shares which shall be borne by the seller thereof) and other Persons retained by the Company, (vii) internal expenses of the Company, including all salaries and expenses of its officers and employees performing legal or accounting duties, (viii) expenses of any annual audit or quarterly review, including the fees and expenses of any Person, including special experts, retained by the Company with regard to such annual audit or quarterly review,
(ix) the expense of any liability insurance, and (x) the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or to be listed will be borne by the Company regardless of whether a registration statement becomes effective.

     6.6 Conditions to Selling Holders' Piggyback Registration Rights. It shall be a condition of each Selling Holder's rights hereunder that:

     (i) Cooperation. Such Selling Holder shall cooperate with the Company by supplying information and executing documents relating to such Selling Holder or the securities of the Company owned by such Selling Holder in connection with the relevant registration that are reasonably requested by the Company;

     (ii) Undertakings. Such Selling Holder shall enter into any undertakings and take such other action relating to the conduct of the proposed offering which the Company or the underwriters may reasonably request as being necessary to insure compliance with federal and state securities laws and the rules or other requirements of any securities exchange or which the Company or the underwriters may reasonably request to otherwise effectuate the offering; and

     (iii) Indemnification. Such Selling Holder shall execute and deliver an agreement to indemnify to the fullest extent permitted by law and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, any underwriter (as defined in the Securities Act), and each Person, if any, who controls the Company or such underwriter within the meaning of the Securities Act, against such Losses to which the Company or any such director, officer, underwriter or controlling person may become subject under the Securities Act or otherwise, in such manner as is customary for registrations of the type then proposed, but only with respect to written information about or pertaining to such Selling Holder furnished by such Selling Holder specifically for inclusion in a registration statement filed in connection with a registration made under this Article VI.

     6.7 Indemnification.

     (i) Indemnification by the Company. In the case of any offering registered under the Securities Act pursuant to this Agreement, the Company agrees to indemnify to the fullest extent permitted by law and hold harmless each Selling Holder against any and all Losses, to which they or any of them may become subject under the Securities Act or any other statute or under common law or otherwise, insofar as any such Losses shall arise out of, be caused by or shall be based upon (a) any untrue statement or alleged untrue statement of a material fact contained in a registration statement relating to the offer or sale of the Registrable Shares covered thereby, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (b) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto) or prospectus (as amended or supplemented if the Company shall have filed with the Commission any amendment thereof or supplement thereto, including the information deemed part of such registration statement pursuant to Rule 430A promulgated under the Securities
Act), or the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the indemnification agreement contained in this Section 6.7 shall not apply to such Losses which shall arise from the sale of Registrable Shares to any Person if such Losses shall arise out of, shall be caused by or shall be based upon any such untrue statement or alleged untrue statement, or any such omission or alleged omission, (x) if such statement or omission shall have been made in reliance upon and in conformity with information furnished in writing to the Company by and about such Selling Holder specifically for use in connection with the preparation of the registration statement or any preliminary prospectus or prospectus contained in the registration statement or any such amendment thereof or supplement thereto; (y) if such untrue statement or omission was made in any preliminary prospectus to the extent that (A) the prospectus corrected such untrue statement or such omission and (B) the Selling Holder was legally required to and failed to send or deliver a copy of the prospectus with or prior to the delivery of written confirmation of the sale by such Selling Holder of Registrable Shares to the Person asserting the claim from which such Losses arise and the Company made the prospectus available to such Selling Holder in accordance with the terms of the Agreement; or (z) if any such Losses arise out of, are caused by or are based upon an untrue statement or omission in the prospectus, to the extent that (A) such untrue statement or omission is corrected in an amendment or supplement to the prospectus and (B) having previously been furnished by or on behalf of the Company with copies of the prospectus as so amended or supplemented, such Selling Holder was legally required but failed to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of Shares to the Person asserting the claim from which such Losses arise. This indemnity shall be in addition to any other indemnification arrangements to which the Company may otherwise be a party.

     (ii) Conduct of Indemnification Proceedings. Any Person entitled to indemnity under this Agreement (an "Indemnified Party") shall give prompt written notice to the party from which such indemnity is sought (the "Indemnifying Party") of any claim or of the commencement of any proceeding with respect to which such Indemnified Party seeks indemnification or contribution pursuant hereto; provided, however, that the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation or liability except to the extent that the Indemnifying Party has been actually and materially prejudiced by such failure. The Indemnifying Party shall have the right exercisable by giving written notice to an Indemnified Party promptly after the receipt of written notice from such Indemnified Party of such claim or proceeding to assume, at the Indemnifying Party's expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that under such circumstances an Indemnified Party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof; provided further, however, that the fees and expenses of such separate counsel shall be at the expense of such Indemnified Party unless: (a) the Indemnifying Party agrees to pay such fees and expenses; or (b) the Indemnifying Party fails promptly to assume the defense of such claim or proceeding or fails to employ counsel reasonably satisfactory to such Indemnified Party; or (c) the Indemnified Party shall have been advised by counsel that (A) there may be one or more material defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party or its Affiliates, or
(B) a conflict of interest likely exists if one counsel represents such Indemnified Party and such Indemnifying Party or its Affiliate, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or proceeding, or separate but substantially similar or related claims or proceedings arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel which such counsel shall be designated by the Indemnified Party and be reasonably acceptable to the Indemnifying Party) at any time for such Indemnified Party, or for fees and expenses that are not reasonable. Whether or not such defense is assumed by the Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). The Indemnifying Party shall not consent to entry of any judgment or settle or compromise any pending or threatened claim, action or proceeding, unless it contains as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a release, in form and substance satisfactory to such Indemnified Party, from all liability in respect of such claim or litigation for which such Indemnified Party would be entitled to indemnification hereunder.

     (iii) Contribution. (a) If the indemnification provided for in this Section
6.7 is unavailable to an Indemnified Party in respect of any Losses or is insufficient to hold such Indemnified Party harmless, then, except to the extent that contribution is not permitted under Section 11(f) of the Securities Act, each applicable Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations appropriate under the circumstances. The relative fault of such Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue statement of a material fact or omission to state a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information concerning the matter with respect to which the claim was asserted and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

     (b) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6.7 were determined by pro-rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6.7, no Indemnifying Party that is a Selling Holder shall be required to contribute any amount in excess of the amount by which the net proceeds received by such Selling Holder from the sale of Shares exceeds the amount of any damages that such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

     (iv) Underwriting Agreement to Govern. At such time as an underwriting agreement with respect to a particular underwriting is entered into, the terms of any such underwriting agreement shall govern with respect to the matters set forth therein to the extent inconsistent with this Section 6.7; provided, however, that the indemnification provisions of such underwriting agreement as they relate to Selling Holders are customary for registrations of the type then proposed and provide for indemnification by such Selling Holders only with respect to written information regarding such Selling Holder furnished by such Selling Holders.

     6.8 Rule 144. Following a Public Offering Event, the Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and will take such further action as any holder of Registrable Shares may reasonably request, all to the extent required from time to time to enable such holder to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144. Upon the request of any Management Stockholder, the Company will deliver to such Management Stockholder a written statement as to whether it has complied with such requirements.

     6.9 Termination of Registration Rights. The rights of a Management Stockholder pursuant to this Article VI shall terminate with respect to Shares held by such Management Stockholder to the extent such Shares may be sold by such Management Stockholder pursuant to Rule 144 under the Securities Act (or any similar provision then in force) within any three-month period.

                                  ARTICLE VII

                   REPRESENTATIONS, WARRANTIES AND AGREEMENTS

     7.1 Representations and Warranties of the Company .

     The Company represents and warrants to the Management Stockholders and the Majority Stockholder as follows:

     (i) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (ii) Authority. The Company has full corporate power and authority to execute, deliver and perform all of its obligations under Agreement and to consummate the transactions contemplated hereby.

     (iii) Binding Obligation. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on its part, and, assuming the due execution by the party seeking enforcement against the Company, this Agreement constitutes a binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (iv) No Conflict. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which it is subject, (b) violate any order, judgment or decree applicable to it, or (c) conflict with, or result in a breach or default under, any term or condition of its certificate or articles of incorporation or its bylaws or any material agreement or other material instrument to which it is a party or by which it or its property is bound.

     7.2 Representations and Warranties of the Majority Stockholder. The Majority Stockholder represents and warrants to each Management Stockholder and to the Company as follows:

     (i) Organization. It is a societe anonyme duly organized, validly existing and in good standing under the laws of France.

     (ii) Authority. It has full power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

     (iii) Binding Obligation. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part, and, assuming the due execution by the party seeking enforcement against it, this Agreement constitutes its binding obligation, enforceable against it in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (iv) No Conflict. The execution, delivery and performance of this Agreement by it and the consummation by it of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which it is subject, (b) violate any order, judgment or decree applicable to it, or (c) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation, bylaws, trust or equivalent governing document or any material agreement or other material instrument to which it is a party or by which it or its property is bound.

     (v) Ownership of VCA. The Majority Stockholder is the owner of 50% of the issued and outstanding shares of capital stock of Verrerie Cristallerie D'Arques.

     7.3 Representations and Warranties of the Management Stockholders. Each of the Management Stockholders represents and warrants to each other, to the Company and to the Majority Stockholder as follows:

     (i) Valid Trust. If a trust, the trust agreement creating such trust is a legal, valid and binding trust agreement, and such trust is a valid trust under the laws of the jurisdiction in which it was created.

     (ii) Authority. If a trust, such trust has the requisite power and authority to execute, deliver, and perform all of its obligations under, this Agreement and to consummate the transactions contemplated hereby.

     (iii) Binding Obligation. Assuming the due execution by the party seeking enforcement against him, this Agreement constitutes his binding obligation, enforceable against him in accordance with its terms, except insofar as enforceability may be limited by bankruptcy, insolvency, moratorium or other laws which may affect creditors' rights and remedies generally and by principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

     (iv) No Conflict. The execution, delivery and performance of this Agreement by him and the consummation by him of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (a) violate any provision of law, statute, rule or regulation to which he is subject, (b) violate any order, judgment or decree applicable to him, or (c) conflict with, or result in a breach or default under, any term or condition of any material agreement or other material instrument to which he is a party or by which he or his property is bound.

     7.4 Additional Representations and Warranties of the Management Stockholders and the Majority Stockholder Each of the Management Stockholders represents and warrants to the Majority Stockholder and to the Company, and the Majority Stockholder represents and warrants to each of the Management Stockholders and the Company that the Shares Beneficially Owned by him or it were acquired for investment only and not with a view to any public distribution thereof, and there is not any current plan or intention on such party's part to offer to sell, exchange or otherwise dispose of the Shares Beneficially Owned by him or it in violation of any of the requirements of the Securities Act.

     7.5 Additional Agreements of the Company, the Majority Stockholder and the Management Stockholders

     (i) Each of the Majority Stockholder and the Company agree to give notice in writing to each of the Other Managers of the termination of employment with the Company of a Senior Manager for any reason no later than three Business Days after the Termination Date.

     (ii) Each of the Majority Stockholder and the Company agree to give notice in writing to each of the Management Stockholders of the execution or announcement of a definitive agreement with respect to a Control Transaction no later than three Business Days after the Control Transaction Date.

     (iii) The Majority Stockholder hereby agrees to guarantee absolutely and unconditionally all of the obligations of the Company to the Management Stockholders under Article III and Section 4.5 of this Agreement irrespective of any circumstances whatsoever which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or that otherwise limit recourse against the Majority Stockholder, other than performance; provided, that the obligations of the Majority Stockholder under this Section 7.5(iii) are independent of the obligations of the Company and a separate action or actions may be brought and prosecuted against the Majority Stockholder whether or not action is brought against the Company and whether or not the Company is joined in any such action or actions.

     (iv) Each of the Majority Stockholder, the Company and each Management Stockholder agree that with respect to any Shares Beneficially Owned by a Management Stockholder which are held in a trust, such Shares shall be treated for all purposes under this Agreement as Shares held directly by such Management Stockholder.

                                  ARTICLE VIII

                               BOARD OF DIRECTORS

     8.1. Board Composition. Commencing as of the Effective Time and so long as any Senior Manager continues to Beneficially Own any Shares, the Senior Managers who then Beneficially Own Shares shall have the right to nominate a number of persons as candidates for election as members of the Board of Directors of the Company (the "Board") equal to the number of Senior Managers who then Beneficially Own Shares. The Majority Stockholder shall be entitled to nominate any number of candidates for election in its sole discretion. As used herein, the term "Nominees" refers to each person nominated to be elected to the Board. The Majority Stockholder may cause the total number of members of the Board to be increased at any time in its discretion, and the Management Stockholders shall take all necessary actions reasonably requested by the Majority Stockholder to effectuate the foregoing.

     8.2. Board Action. Except as otherwise expressly provided herein or as required by law, all actions to be taken by the Board will require the affirmative vote of a majority of the members of the Board.

     8.3. Election of Nominees. Each party hereto will use his or its best efforts to cause the Nominees to be elected in any and all elections of directors of the Company held during the period specified in Section 8.1 hereof. Without limiting the generality of the foregoing, each of the Management Stockholders and the Majority Stockholder will vote, grant a consent with respect to, or cause to be voted for the election of the Nominees, in all elections of directors of the Company held, or written consents in lieu thereof given, during the period specified in Section 8.1 hereof, all securities entitled to vote or consent in such election that such Person has the power to vote or with respect to which such Person has the power to grant a consent (or in respect of which such Person has the power to direct the vote or grant a consent) in accordance with the terms of this Section 8.3.

     8.4. Vacancies. Each Nominee will hold his or her office as a director of the Company until the earlier of (i) the expiration of his or her term as provided in the Company's certificate of incorporation, by-laws or applicable law and (ii) his or her death, resignation, incapacity or removal from the Board in accordance with Section 8.5. If any Nominee designated pursuant to Section
8.1 ceases to serve as a director of the Company for any reason during his or her term (a "Terminating Nominee"), a Nominee for the vacancy resulting therefrom may be designated by the party who originally designated the Terminating Nominee.

     8.5. Removal of Nominees. Only the Senior Managers may remove a Nominee designated by the Senior Managers from the Board and only the Majority Stockholder may remove a Nominee designated by the Majority Stockholder from the Board. Any such Nominee may be removed by the Senior Managers or the Majority Stockholder, as applicable, at any time, for any reason. If at any time the Senior Managers or the Majority Stockholder, as applicable, shall desire to have a Nominee removed from the Board pursuant to this Section 8.5, the Senior Managers or the Majority Stockholder, as applicable, shall so notify the Company, and each party hereto shall use its best efforts to take or cause to be taken all such action as may be required to remove such Nominee from the Board.

     8.6. Committees. Commencing as of the Effective Time and so long as any Senior Manager continues to Beneficially Own any Shares, each committee of the Board established by the Board shall have at least one director designated by the Senior Managers, unless such committee is required by the Company's certificate of incorporation, by-laws or applicable law to be composed entirely of non-executive directors.

     8.7. Compensation. The directors shall not receive any compensation for their services, but shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith.

                                   ARTICLE IX

                                     GENERAL

     9.1 Public Offering. In the event the Company effects a bona fide offering of Shares to the public (a "Public Offering Event"), (i) at the election of a Management Stockholder, the provisions of Article II hereof shall cease to be effective with respect to such Management Stockholder's Shares, (ii) the purchase provisions of Section 3.13 shall cease to be effective with respect to the Shares of the Management Stockholders, (iii) the right of the Majority Stockholder to Call the Shares of any Management Stockholder pursuant to Article III hereof shall cease to be effective and (iv) the right of each Management Stockholder to Put his Shares to the Majority Stockholder pursuant to Article III or Section 4.5 hereof shall cease to be effective at the time that more than 50% of the issued and outstanding Shares are held by members of the public unrelated to the Majority Stockholder or any of its Affiliates or any of the Management Stockholders. Upon any Transfer of Shares by a Management Stockholder following any Public Offering Event, any remaining provisions of this Agreement relating to such Shares shall cease to be effective.

     9.2 Anti-Dilution Adjustments. In the event the Company changes the number of Shares issued and outstanding as a result of a stock split, stock dividend, recapitalization, subdivision, reclassification, combination, exchange of shares, issuance of Shares for less than fair value or similar transaction with respect to the issued and outstanding Shares, adjustments shall be made to the provisions set forth herein so as to preserve, as nearly as practicable, the economic benefits to the parties contemplated hereby.

     9.3 Recapitalization, Exchanges, Etc., Affecting the Shares. The provisions of this Agreement shall apply to the full extent set forth herein with respect to (i) the Shares and (ii) any and all Common Stock or any common stock of any successor or assign of the Company which may be issued in respect of, in exchange for, or in substitution for any Shares, as a result of a recapitalization, reclassification, merger, consolidation or other transaction.

     9.4 Injunctive Relief. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would result from a failure by any party to comply with any of the terms of this Agreement. Any party hereto shall, therefore, be entitled to injunctive relief, including specific performance, to enforce the terms of this Agreement, without the posting of any bond. If an action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

     9.5 Notices. (i) Except as otherwise expressly provided herein, any and all notices, demands or other communications required or permitted hereunder shall be in writing and shall be made by hand delivery, or by first-class, registered or certified mail with postage prepaid or by facsimile or telecopy, addressed to the relevant party at the address set forth below:

     (a) If to the Company, to:

             Mikasa, Inc.
             One Mikasa Drive
             Secaucus, NJ  07096
             Attention:  Chief Executive Officer
                         General Counsel

             with a copy (which shall not constitute notice) to:

             Kirkland & Ellis
             Citigroup Center
             153 East 53rd Street
             New York, New York 10022
             Attention:  Frederick Tanne, Esq.
             Telephone:  (212) 446-4800
             Facsimile:  (212) 446-4900

     (b) If to the Majority Stockholder, to:

             J.G. Durand Industries, S.A.
             38 rue Adrien Danvers
             62510 Arques, France
             Telecopy: 33 3 21 95 4774
             Attention: Mr. Paul Fontaine

             with a copy (which shall not constitute notice) to:

             Kirkland & Ellis
             Citigroup Center
             153 East 53rd Street
             New York, New York 10022
             Attention:  Frederick Tanne, Esq.
             Telephone:  (212) 446-4800
             Facsimile:  (212) 446-4900

     (c) If to any of the Management Stockholders, to the address and/or telephone number set forth below such Management Stockholder's name on the signature pages hereto or to such other address as such Management Stockholder shall have provided.

             with a copy (which shall not constitute notice) to:

             Cleary, Gottlieb, Steen & Hamilton
             One Liberty Plaza
             New York, New York  10006
             Attention: Victor I. Lewkow, Esq.
                        David Leinwand, Esq.
             Telephone: (212) 225-2000
             Facsimile: (212) 225-3999

     (ii) Any party may change its address for notice by notice given to each other party in accordance with the foregoing. No objection may be made to the method of delivery of any notice actually and timely given.

     9.6 Permitted Transferees Bound. All Shares Beneficially Owned by a Permitted Transferee shall, for all purposes, be subject to the terms of this Agreement, whether or not such Permitted Transferee has executed a consent to be bound by this Agreement. Notwithstanding anything to the contrary contained herein, any Person who purchases Shares from a Management Stockholder pursuant to a Tag-Along Sale or Drag-Along Sale shall not be bound by this Agreement.

     9.7 Effectiveness; Amendment; Waiver. Except as otherwise expressly set forth herein, this Agreement may be amended, modified, supplemented or terminated only by a written agreement of the Majority Stockholder, the Company and such Management Stockholders as Beneficially Owned in the aggregate at least 80% of all Shares Beneficially Owned by all Management Stockholders at the time of the execution of such written agreement; provided, however, that all parties hereto agree that this Agreement and all other related agreements (including the Merger Agreement) shall be amended to the extent required in order to provide for the addition of Management Stockholders as parties to this Agreement and such other relevant agreements in accordance with Annex A hereto. Other than this Section 9.7, which shall be effective upon execution of this Agreement, the other provisions of this Agreement shall become effective immediately following the Effective Time and shall not be in full force or effect prior thereto.

     9.8 Additional Documents; Further Assurances. Each party hereto agrees to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary to effect the terms of this Agreement.

     9.9 No Third-Party Benefits. Nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and their respective permitted successors and assigns.

     9.10 Successors and Assigns. Except as otherwise expressly set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns; provided, however, (i) neither this Agreement nor any rights or obligations hereunder may be assigned by the Company or the Majority Stockholder, except that the Majority Stockholder may assign its rights and obligations (except its obligations under Section 7.5(iii)) hereunder (including the rights and obligations to purchase Shares and pay the exercise price pursuant to any Put or Call exercised hereunder or the purchase right pursuant to Section 3.13) to the Company or any member of the JGD Group, provided, that any such assignment shall not relieve the Majority Stockholder of its obligations hereunder, and (ii) no rights or obligations of any Management Stockholder under this Agreement may be transferred or assigned except that any Management Stockholder shall be permitted to transfer its rights and obligations hereunder in connection with a Transfer of Shares made to a Permitted Transferee in compliance with all of the provisions of this Agreement.

     9.11 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that the parties hereto shall use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such invalid, illegal or unenforceable term, provision, covenant or restriction.

     9.12 Integration. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     9.13 Governing Law. THE RIGHTS AND LIABILITIES OF THE PARTIES SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE.

     9.14 Attorneys' Fees. If a Management Stockholder prevails in any litigation or arbitration commenced (including any proceedings in a bankruptcy court) between the parties hereto concerning any provision of this Agreement or the rights and duties of any Person hereunder, in addition to such other relief as may be granted, the Majority Stockholder shall reimburse the Management Stockholder for his attorneys' fees and court costs incurred by reason of such litigation or arbitration.

     9.15 Headings. The headings and table of contents in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

     9.16 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.17 Consent to Jurisdiction. Each party hereto agrees that any proceeding arising out of or relating to this Agreement or the breach or threatened breach of this Agreement may be commenced and prosecuted in a court in the State of New York. Each party hereto hereby irrevocably and unconditionally consents and submits to the non-exclusive personal jurisdiction of any court in the State of New York in respect of any such proceeding. Each party hereto consents to service of process upon it with respect to any such proceeding by registered mail, return receipt requested, and by any other means permitted by applicable laws and rules. Each party hereto waives any objection that it may now or hereafter have to the laying of venue of any such proceeding in any court in the State of New York and any claim that it may now or hereafter have that any such proceeding in any court in the State of New York has been brought in an inconvenient forum.

     9.18 No Inconsistent Agreements. No party will hereafter enter into any agreements with respect to the Shares which are inconsistent with or violate or limit in any material respects the rights granted to the other parties in this Agreement.

     9.19 Inclusion of Trusts. Reference to any Management Stockholder made herein, including by use of the term "him" or the possessive "his" with respect to such Management Stockholder, shall be deemed to include any trust referred to on Annex A hereof with respect to such Management Stockholder. Unless otherwise transferred in accordance with the terms hereof, a Management Stockholder shall be deemed to Beneficially Own any Shares held by any trust referred to on Annex A hereto with respect to such Management Stockholder.

                                   * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.




                                     MIKASA, INC.


                                     By: /s/  Amy Tunis
                                         ----------------------------
                                         Name:  Amy Tunis
                                         Title:  Secretary

                                     J.G. DURAND INDUSTRIES, S.A.


                                     By: /s/  A. Ibled
                                         ----------------------------
                                         Name:  A. Ibled
                                         Title:  President

                                     MANAGEMENT STOCKHOLDERS


                                     RAYMOND B. DINGMAN, on behalf of
                                       himself, and

                                     THE RAYMOND BURNETT DINGMAN
                                       SEPARATE PROPERTY TRUST


                                     /s/  Raymond B. Dingman
                                     -------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     ALFRED J. BLAKE


                                     /s/  Alfred J. Blake
                                     -------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     ANTHONY F. SANTARELLI


                                     /s/  Anthony F. Santarelli
                                     -------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549


                                     GEORGE T. ARATANI, on behalf of
                                       himself, and

                                     THE GEORGE T. ARATANI AND
                                       SAKAYE I. ARATANI REVOCABLE
                                       LIVING TRUST


                                     /s/  George T. Aratani
                                     -------------------------------
                                     Address:  c/o One Mikasa Drive
                                     Secaucus, New Jersey  07096-1549

                                                                         ANNEX A


                             MANAGEMENT STOCKHOLDERS


Raymond B. Dingman, together with the
Raymond Burnett Dingman Separate Property
Trust

Alfred J. Blake

Anthony F. Santarelli

George T. Aratani, together with the
George T. Aratani and Sakaye I. Aratani
Revocable Living Trust

Prior to September 24, 2000, a certain other holder of Common Stock may exchange up to 318,000 shares of Common Stock for shares of New Preference Stock (as defined in the Merger Agreement).